Exhibit 99.1
OpenText Appoints Jill Larsen to Board of Directors
Waterloo, ON, July 17, 2026 – Open Text Corporation (NASDAQ: OTEX), (TSX: OTEX), a global leader in data management for enterprise AI, today announced the appointment of Jill Larsen to its board of directors (the Board) effective immediately. Ms. Larsen is a seasoned executive, currently serving as Chief People Officer at Synopsys, Inc., a publicly traded global technology company and leader in engineering solutions from silicon to systems. At Synopsys, Ms. Larsen focuses on organizational strategy and talent planning, cultural vitality, employee experience, total rewards and leadership development, serving a global workforce of over 25,000 employees.
Prior to Synopsys, Ms. Larsen served as a Chief People Officer and C-suite executive in global public and private companies including PTC, Medidata, Cisco Systems, EMC, and SunGard. Throughout her extensive career, Ms. Larsen has architected and managed best-in-class human resources organizations and overseen talent and digital transformations at global scale across a variety of technology companies. Ms. Larsen earned a B.A. in Communications & English from Boston College and an M.S. in HR Management from Emmanuel College. She is a certified Professional in Human Resources and a member of the National Association of Corporate Directors.
“We are pleased to welcome Jill to the OpenText Board,” said Tom Jenkins, Chair of the Board, OpenText. “She is a seasoned technology executive with extensive experience in executive compensation, workforce planning, talent acquisition and organizational design. Having led global workforces at large technology companies, she will be highly valuable in supporting the Board’s governance of our people and culture priorities, in line with shareholder expectations.”
In conjunction with Ms. Larsen’s appointment to the Board, the Company also announced that Kristen Ludgate has notified the Company of her decision to resign from the Board.
“On behalf of the leadership team, we thank Kristen for her partnership and contributions to the Board and wish her every success ahead,” said Ayman Antoun, CEO, OpenText. “We're also pleased to welcome Jill to the Board, whose voice at the table will help drive our next stage of growth.”
Ms. Ludgate’s resignation from the Board was for personal reasons and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company accepts Ms. Ludgate’s resignation, effective today, and thanks her for her service and contributions to the Board.
For more information, please contact:
Greg Secord
Vice President, Global Head of Investor Relations
Open Text Corporation
(416) 956 0380 (Canada) / (415) 963 0825 (U.S.)
investors@opentext.com
Copyright © 2026 OpenText. All Rights Reserved. Trademarks owned by OpenText. One or more patents may cover this product(s). For more information, please visit https://www.opentext.com/patents.
About OpenText
OpenText™ is a global leader in data management for enterprise AI, helping organizations protect, govern, and activate their data with confidence. Our technologies turn data into information with context to form the knowledge base for enterprise AI. Learn more at www.opentext.com.